Exhibit 99.2

Q3 2011 Investor Conference Call Script

October 19, 2011

Paul Lidsky:

Thank you, operator. Good afternoon. This is Paul Lidsky, President and Chief Executive Officer of Datalink. I’d like to welcome everyone to this afternoon’s conference call. Thank you for joining us.  With me today is Greg Barnum, our Vice President of Finance and Chief Financial Officer. I’ll now turn the call over to Greg to discuss our third-quarter results and our outlook for the fourth quarter and then I will provide some additional perspectives on the third quarter and our year to date progress.

Greg Barnum:

Thanks Paul.

Before we begin with the quarter’s results let me first remind everyone that in today’s conference call we will be discussing our views regarding future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those anticipated, depending on a variety of factors. Please refer to Datalink’s filings with the Securities and Exchange Commission for a full discussion of our company’s risk factors.

Revenues for the third quarter ended September 30, 2011 increased 30% to $90.1 million compared to $69.2 million for the prior-year period. Revenues for the nine months ended September 30, 2011 increased 31% to $265.3 million compared to $202.6 million in 2010.

As we discussed on previous calls, due to an accounting change which requires us to book revenue upon shipment of product versus installation of product, the nine month revenues include approximately $8.6 million of revenues that would have been recognized in the fourth quarter of 2010 if the company had been recognizing revenue upon shipment in 2010.  Excluding this revenue the nine month revenue growth would have been 26%.

On a GAAP basis, we reported net earnings of $2.8 million or $0.16 per share for the third quarter of 2011.  This compares to net earnings of $771,000 or $0.06 per share in the third quarter of 2010.   For the nine month period, we reported net earnings of $7.2 million, or $0.45 per share, compared to a net loss of $115,000, or $0.01 per share in the first nine months of 2010.

For the rest of my comments on the income statement, I will be referring to non-GAAP amounts and percentages as reported in today’s press release. A detailed reconciliation between GAAP and non-GAAP information is contained in the tables included in the today’s press.  The primary adjustments to GAAP results relate to, stock based compensation charges and the amortization of intangibles net of income taxes.

In the third quarter of 2011 our product revenues increased 42% to $55.7 million, and our service revenues increased 14% to $34.5 million compared to the third quarter of 2010.  The service revenues of $34.5 million represents the highest quarterly service revenues in our history and reflects growth in both our customer support and professional services business.

Our revenue mix for the quarter was 44% storage, 2% tape, 6% software, 9% networking and servers and 38% service.  This mix represents a significant increase in our networking and server revenues from last year.

Overall gross margin in the third quarter of 2011 was 23.6% which is down about a percentage point from the third quarter of last year and down about a half a percentage point from the second quarter of this year. This trend reflects our increasing emphasis of total data center solutions, and is in line with our expectations.

Going forward we expect overall gross margins to continue to be in the 23% to 24% range.

Operating income for the third quarter of 2011 was $5.9 million or 6.6% of revenue compared to $2.5 million or 3.7% in the third quarter of last year.

Operating income for the first nine months of 2011 was $15.1 million or 5.7% of revenue compared to $4.1 million or 2% in the first nine months of last year.

Net earnings for the third quarter of 2011 were $3.5 million or $0.21 per share.  This compares to net earnings of $1.4 million or $0.11 per share in the third quarter of 2010.   For the nine month period, we reported net earnings of $8.9 million, or $0.56 per share, compared to net earnings of $2.2 million or $0.17 per share in the first nine months of 2010.

We furthered strengthened our balance sheet during the quarter.  Our working capital position at the end of September was $1.6 million, compared to $46.2 million at the end of the second quarter. We generated $8.2 million of cash from operations during the quarter, our cash and investment balance at the end of September was $35.1 million and our balance sheet remains debt free.

Just after the quarter ended on October 3rd we completed the acquisition of Midwave Corporation a data center solutions provider also located in the Twin Cities.  The transaction was structured as an asset purchase with a purchase price of $17.6 million, $16.1 million in cash and $1.5 million in our common stock.  Immediately after the acquisition our cash balance remains strong at just over $20 million and we remain debt free.

Looking out to the fourth quarter of 2011, based on our backlog, current sales pipeline and the additive revenues from the Midwave acquisition, we expect reported revenues to be between $110.0 million and $115.0 million for the fourth quarter of 2011.  We expect fourth quarter 2011 net earnings to be between $0.17 and $0.22 per share on a GAAP basis, and net earnings of between $0.22 and $0.27 per share on a non-GAAP basis.

Let me now turn the call over to Paul.

Paul Lidsky:

Thanks Greg.

I’m pleased to report that Datalink’s 2011 third quarter was another record for us in terms of both revenues and earnings.  The momentum we experienced from the first half of 2011 has continued, enhanced in no small part by the expanding strengths of our industry partnerships and by our ability to accurately read the priorities of our customers.  Our third-quarter and nine-month revenues and earnings, in fact, exceeded the guidance we provided at the beginning of the quarter.  This represents our tenth consecutive quarter of non-GAAP net earnings.

Our success in landing multimillion-dollar accounts with Global 1000 companies has driven much of this growth.  Over the first nine months of this year, 52 customers have each purchased at least 1 million dollars in products and services through us, compared with 37 for the same period in 2010.  In addition, we signed 69 new customers of all sizes during the third quarter.

Leading the way in our product and service offerings are our unified data center solutions.  Unified data center solutions, sometimes called virtual data centers or VDC’s, refers to a virtualized solution integrating servers, storage and networking.  These solutions are branded as Flexpod by NetApp incorporating Cisco and VMware, VBlock and VCE by EMC incorporating Cisco and VMware, and Datalink’s own V-Scape which are proven reference architectures similar to the above that allow the customer more flexibility in creating virtualized data center solutions to meet their business needs.  Thirty-one of these solutions were signed in Q3—a 41% increase over the previous quarter and a 180% increase over the same period a year ago.  Total VDC sales were $23.7 million, a 54% quarter over quarter increase and 206% ahead of Q3 of 2010.  Some of our most prominent wins from Q3 include:

•      A large metropolitan hospital system serving two dozen metropolitan healthcare facilities, transformed their entire data center to a private cloud leveraging FlexPod, data protection and disaster recovery solutions.  A multi-million dollar Q3 solution and a new Datalink customer.

•      A leading silicon imaging company leveraged a NetApp FlexPod solution to create an inter-continental private cloud infrastructure to support design and corporate operations.  The new solution provides a unified private cloud infrastructure across data centers on three continents. This is another new Datalink customer with a multi-million dollar solution.  A leading publishing supply chain organization leveraged a Datalink V-Scape solution to support global operations.  Another new customer to Datalink in 2011 and a greater than $1M solution in Q3.

•      A leading office supply and logistics company refreshed their data center with V-Scape technology.  An existing Datalink customer with over $1M in Q3 revenue.

•      A large refinery and producer of petroleum and petro-chemical products is rolling out a large VDI or virtual desktop infrastructure project valued at over $1 million.  This is an existing Datalink customer

Our ability to partner with Cisco on many of these projects, along with a host of others, continues to be a major component of our sales efforts.  Cisco-related data center and server product sales increased 16% over the second quarter to $3.3 million, up 20% compared to third quarter 2010.  We expect that our recent acquisition of Midwave will only strengthen this relationship and fuel our networking practice success.

Another aspect of our customer-focused efforts is our OneCall unified service offering, which was announced in August and in included in our multi-million dollar Flexpod deals this quarter.   Customer intimacy is a cornerstone to our go-to-market strategy to deliver premier services to our customers.  The OneCall program continues to be highly valued by our customers, as demonstrated by our 14% increase in services to a record $34.5 million in the third quarter.

Of course, perhaps our most note-worthy event of the 3rd quarter came in October with the acquisition of Midwave, an IT services and solution provider based here in Minneapolis.  This was a significant strategic investment for us.  Acquiring Midwave increases our presence with major OEM’s including Cisco and EMC; it helps us expand our managed services platform through mature infrastructure monitoring and management services; doubles the size of our consulting practice; and finally, makes Datalink the dominant data center services and infrastructure provider in the Midwest.

With the addition of Midwave this year and Incentra in 2009, Datalink offers our customers an impressive and ever increasing array of data center product and services skills based on an expanding base of certifications from our OEM’s.  We now hold nearly 900 storage, networking, and server technology certifications, including some of the highest, most complex and difficult to achieve certifications in the data center marketplace.  We also continue to maintain top-level expertise with our strategic partners in order to meet the challenges of demanding and/or exceptional customer installations.

With these favorable performance trends providing forward momentum, we feel confident in our guidance for Q4.  Our Q4 pipeline is strong and continuing to grow and should sustain itself through the coming quarter.  The market’s continued adoption of our unified solutions, both in data center infrastructure and unified support, the current state of technology spending overall, plus the synergies of our Midwave acquisition, puts us in a solid position for the remainder of this year.

With that, I’ll turn the call back to the operator so that we can take your questions.

Operator:

Operator conducts Q&A session.

Paul Lidsky:

Thank you again for joining us today. Have a great afternoon.